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EXHIBIT 5.1

                         MCDONALD o CARANO o WILSON LLP

                                                                  REPLY TO: RENO



                                February 4, 2008


Global Beverage Solutions, Inc.
2 S. University Drive, Suite 220
Plantation, Florida  33324


         RE:      REGISTRATION STATEMENT - FORM S-8

Ladies and Gentlemen:

         We have acted as special counsel to Global Beverage Solutions, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 40,000,000 shares of Common Stock, par value $.001 per share (the "Shares"), which may be issued from time to time to certain employees, officers, directors, contractors and other service providers of the Company in connection with the Company's 2008 Stock Plan (the "Plan").

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in certain documents referenced in the Registration Statement and on a certificate of an officer of the Company. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Plan, will be validly issued, fully paid, and nonassessable under Nevada law. Please be advised, however, that the terms of the Plan are governed under the laws of the State of Florida and, therefore, we do not opine as to whether the Plan complies with or is enforceable under Florida law, or that the Shares have been issued in accordance with the terms of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                                                  Sincerely,

                                                  /s/ McDonald Carano Wilson LLP

                                                  McDONALD CARANO WILSON LLP